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Exhibit 1

Copy of Resolution of the Executive Committee of the Board of Directors of Massachusetts Mutual Life Insurance Company, authorizing the establishment of the Separate Account.


                                                       October 14, 1981


1)  VOTED:   That the Company establish a separate investment account, to be known as Massachusetts Mutual Variable Annuity Separate Account 2 or such other name as shall be determined by the President (referred to herein as "Separate Account 2"), in accordance with the provisions of Section 132G of Chapter 175 of the Massachusetts General Laws for the purpose of investing payments received under variable annuity contracts to be issued by the Company to the general public (the "Contracts"); that the assets of Separate Account 2 be invested in shares of MML Equity Investment Company, Inc., MML Money Market Investment Company, Inc., and MML Managed Bond Investment Company, Inc. or, in lieu thereof or in addition thereto, in the shares of any other investment company registered under the Investment Company Act of 1940, at the net asset value of such shares; and that all necessary steps be taken to comply with applicable federal and state laws in which the Company is authorized to do a variable annuity business.



2)  VOTED:   That Separate Account 2 be registered with the United States
    Securities and Exchange Commission under the Investment Company Act of 1940 as a unit investment trust, and that the Contracts be registered under the Securities Act of 1933; and that the Chairman, the President, any Vice President, and the Secretary of the Company be and each of them singly hereby is authorized to execute and file or cause to be filed with the Securities and Exchange Commission, in the name and on behalf of the Company and the Separate Account, a Notification of Registration on Form N-8A, a Registration Statement on Form N-8B-2 and a Registration Statement on Form S-6 or on any other forms which the rules of said Commission may permit, and to execute and file or cause to be filed, in the name of and on behalf of the Company and the Separate Account, such application or applications for exemptions from provisions of the Investment Company Act of 1940 and the rules thereunder and such other documents and such amendments (including post-effective amendments) and to take such other action as the officer or officers so acting may consider necessary or desirable.


3)  VOTED:   That the Company withdraw an amount not in excess of $150,000 from
    Massachusetts Mutual Separate Investment Account G, or such other account designated by the Chief Investment Officer of the Company, and that the Company contribute not in excess of $150,000 to Massachusetts Mutual Variable Annuity Separate Account 2 for the purpose of providing for effective and economical diversification of investments by Separate Account 2 so as to facilitate its orderly establishment and maintenance.